EXHIBIT 99.1

Media Contact: DKC Public Relations	Investor Relations Contact: Viggle Inc.
Ed Tagliaferri 212 981 5182 edmund_tagliaferri@dkcnews.com	John C. Small 646 738 3220
Matthew Caldecutt 212 981 5264 matthew_caldecutt@dkcnews.com	john@viggle.com

VIGGLE REPORTS DYNAMIC GROWTH, WITH REVENUE UP 88%,
REGISTERED USERS UP 42% IN F2Q 2013 RESULTS
"Second Screen" TV App Secures $25 Million Line of Credit

NEW YORK – February 14, 2013 – Viggle (Symbol: VGGL), a free cutting-edge mobile app that operates an intelligent “second screen” for television, today announced its results for F2Q 2013 ending December 31, 2012, showing dramatic growth in revenue and users.

During the quarter, Viggle generated revenue of $3.875 million, an increase of 88% compared to $2.052 million in F1Q 2013.

Viggle also experienced dynamic growth among registered users since its launch.  Registered users reached 1.623 million as of the end of F2Q 2013, a 42% increase over the number of registered users at the end of F1Q 2013.  That trend continued in January 2013, with another 14% giving Viggle 1.856 million registered users through the end of the month.

Viggle is also seeing continued dramatic growth among monthly active users, increasing by a whopping 135% in just the past four months.  The number has steadily accelerated from 233,607 in October 2012, to 369,630 in November, to 443,292 in December and hitting 548,529 in January 2013.  Monthly active users are users who have earned or redeemed points, other than for registering, in the month.

Viggle also announced today that it had secured a $25 million additional line of credit.  Sillerman Investment Company II, LLC, an affiliate of Robert F.X. Sillerman, the Executive Chairman and Chief Executive Officer of Viggle, provided an additional line of credit to the company of up to $25 million, on February 11, 2013.

“I’m happy to report our significant revenue growth and EBITDA improvements over the previous quarter,” said Greg Consiglio, President and COO of Viggle.  “By securing the additional line of credit, we expect to continue to drive new product development enhancements and launch new customer acquisition and partner efforts that will allow us to drive the business forward.”

“The exciting growth Viggle is experiencing made the decision to provide this line of credit an easy one,” said Sillerman.  “These funds should provide the necessary capital to let us continue to invest in people and our product, while advancing us towards positive cash flow from operations by the end of 2013."

Through the end of F2Q 2013, Viggle users have checked into 133.342 million TV programs – including 93.058 million from January 2012 launch through F1Q 2013, and 40.284 million in just F2Q 2013. In January 2013 alone, Viggle users checked into 21.691 million programs.  Overall, users’ average time in the app has been 73 minutes per session.

For F2Q 2013, Viggle had an Adjusted EBITDA loss of $6.451 million as compared to an Adjusted EBITDA loss of $8.484 million in F1Q 2013.  Revenue exceeded the cash cost of rewards each month in the quarter.

More information on this can be found in the 10-Q filed today with the SEC.

Non-GAAP Adjusted Rewards Costs and Adjusted EBITDA

The Company provides a non-GAAP measure for adjusted rewards costs as an alternative view of the Company's cost of providing rewards to its users.  The Company reports rewards costs in its Consolidated Statement of Operations in both Cost of watchpoints and engagement points and in Selling, general and administrative expenses.  Management believes that due to the lack of operating history associated with user point accumulation and redemption activity, that a useful financial measure for investors is to provide to them the amount of cash the company has actually paid to provide rewards to its users.  The Company also presents Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP measure that represents operating loss (as reported) plus depreciation and amortization, stock based compensation and adjustment to rewards costs.  Management believes these non-GAAP measures enhance investors' understanding of the Company's financial performance.  The information on adjusted rewards costs and Adjusted EBITDA should be considered in addition to, but not in lieu of operating income prepared in accordance with generally accepted accounting principles in the United States (GAAP).  Since adjusted reward costs and Adjusted EBITDA are not measures determined in accordance with GAAP, they have no standardized meaning prescribed by GAAP and therefore, may not be comparable to the calculation of similar measures of other companies.  A reconciliation between GAAP financial measures and non-GAAP financial measures is as follows.

	Reconciliation of rewards cost to adjusted rewards costs
Adjusted Rewards Costs	Three Months Ended		Six Months Ended		Three Months Ended
Amounts in 000's	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012	2011
Cost of watchpoints and engagement points as reported	$(1,571)	$—	$(3,800)	$—	$(2,228)	$-
Selling, general and administrative expenses as reported	(15,143)	(16,724)	(36,842)	(50,654)	(21,700)	(33,930)
Adjustment to cost of watchpoints and engagement points	329	—	733	—	403	-
Adjustment to Selling, general and administrative expenses	186	—	403	—	217	-
Adjustment to cost of watchpoints and engagement points	(1,242)	—	(3,067)	—	(1,825)	-
Adjustment to Selling, general and administrative expenses	(14,957)	(16,724)	(36,439)	(50,654)	(21,483)	(33,930)

	Reconciliation of Operating Loss to Adjusted EBITDA
Adjusted EBITDA	Three Months Ended		Six Months Ended		Three Months Ended
Amounts in 000's	December 31,		December 31,		September 30,
	2012	2011	2012	2011	2012	2011
Revenue	$3,875	—	$5,927	—	$2,052	$-

Operating loss as reported	$(12,839)	$(16,724)	$(34,715)	$(50,654)	(21,876)	(33,930)
Add:
Stock compensation costs	4,936	10,076	16,775	39,840	11,839	29,763
Adjustment to rewards costs
Adjustment to cost of watchpoints and engagement points	329	—	733	—	403	-
Adjustment to Selling, general and administrative expenses	186	—	403	—	217	-
Depreciation and amortization costs	937	476	1,870	573	933	97
Adjusted EBITDA *	$(6,451)	$(6,172)	$(14,934)	$(10,241)	(8,484)	(4,069)
* Adjusted EBITA is a non-GAAP measure, but shown above it represents operating loss plus depreciation and amortization, stock based compensation and adjustment to rewards costs

About Viggle

Launched January 2012 Viggle is a free second screen media platform that rewards its members for watching their favorite TV shows. Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game MyGuy. Viggle members get rewarded for their TV time from places like Best Buy, Papa John's, Fandango, Hulu Plus and Groupon, among others. Viggle also allows like-minded fans of their favorite shows to connect through Viggle Chatter features. Viggle's audio verification technology recognizes shows on TV and allows members to check into live and DVR'd TV content from more than 170 of the most popular broadcast and cable channels. For more information, visit www.viggle.com, follow us on Twitter @Viggle or like us on Facebook.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of February 14, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.